EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) made effective as of October 5, 2015 (the “Effective Date”) by and between NATIONAL HEALTH INVESTORS, INC., a Maryland corporation (the “Company”), and D. ERIC MENDELSOHN (the “Executive”).

In consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

1.    Employment. The Company agrees to employ the Executive and the Executive agrees to be employed by the Company upon the terms and conditions provided in the Agreement.

2.    Position and Responsibilities. During the Period of Employment (defined below), the Executive agrees to serve as the President and Chief Executive Officer of the Company and to be responsible for making new investments and for the typical management responsibilities expected of an officer holding such positions and such other responsibilities as may be assigned to Executive from time to time by the Board of Directors of the Company.

3.    Terms and Duties.

A.    Period of Employment. The period of Executive’s employment under this Agreement will commence as of the date hereof and shall continue through December 31, 2016. Commencing on December 31, 2016 and each anniversary thereafter, the Period of Employment (as defined in the next sentence of the Agreement) shall automatically be extended for one (1) additional year unless, not later than ninety (90) days prior to such anniversary, either party hereto shall have notified the other party hereto that such extension shall not take effect. The period of Executive’s employment with Company is referred to in this Agreement as the “Period of Employment.”

B.    Duties. During the Period of Employment, the Executive shall devote all of his business time, attention and skill to the business and affairs of the Company and its subsidiaries. Executive shall perform faithfully the duties that may be assigned to him from time to time by the Board of Directors.

4.    Compensation and Benefits

A.    Compensation. For all services rendered by the Executive in any capacity during the Period of Employment, the Executive shall be compensated as follows:

1.    Base Salary. The Company shall pay the Executive an annual base salary (“Base Salary”) of Three Hundred Thousand Dollars ($300,000.00) per annum during the Executive’s first year of employment with the Company. Base Salary shall be payable according to the customary payroll practices of the Company but in no event less frequently than once each month. The Base Salary shall be reviewed annually and shall be subject to adjustment according to the policies and practices adopted by the Company from time to time.

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2.    Performance Compensation. The Company shall pay the Executive a bonus of $150,000 in February 2016 provided Executive is still employed by the Company at such time, based on his initial employment letter. Thereafter, the Company shall pay the Executive a bonus (“Performance Compensation”) based on the Cash Performance Incentive Plan described below in Sections 4A2(a) and 4A2(b). This Cash Performance Incentive Plan will be driven by the Company’s FFO and dividend growth. Any payment made under the Cash Performance Incentive Plan will be paid by the Company on or before March 15th following the end of the year for which such payment is being made.

(a)     Operating FFO Performance Bonus. If at the end of 2016, provided the Executive is still employed by the Company at such time, the Company has achieved at least a 5% increase over the 2015 per share normalized funds from operations (“FFO”) as defined below, then the Executive will be entitled to an FFO Bonus of $150,000. The FFO Bonus shall be reviewed annually and shall be subject to adjustment according to the policies and practices adopted by the Company from time to time. Each year the Board of Directors shall set an FFO Bonus based on achieving a percentage increase in FFO as established by the Board of Directors by March 15th of that year. The computation will be made after all bonuses and options have been expensed. In no event shall the Executive receive any FFO Bonus if the per share FFO does not meet or exceed the amount set by the Board of Directors for that year. FFO, as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property and investment securities, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, if any. Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of non-real estate assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs.

(b)    Dividend Performance Bonus. If at the end of 2016, provided the Executive is employed by the Company at such time, the Company’s per share recurring dividend for 2016 was at least 5% higher than the per share recurring dividend for 2015, then the Executive will be entitled to the Dividend Bonus of $150,000. The Dividend Bonus shall be reviewed annually and shall be subject to adjustment according to the policies and practices adopted by the Company from time to time. Each year the Board shall set a Dividend Bonus based on achieving a percentage increase in the recurring dividend as set by the Board of Directors by March 15th of that year. In no event shall the Executive receive any Dividend Bonus if the per share recurring dividend does not meet or exceed the amount set by the Board of Directors for that year. “Recurring dividend” shall mean any dividend declared and paid by the Company that is equal to up to 85% of the Company’s per share FFO for such year, but excluding (1) any gains derived from the sale of previously written-down assets, (2) any losses derived from the sale of previously written-down

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assets, (3) losses from the sale of investment securities, and (4) gains from the sale of investment securities.

B.    Stock Options. Executive shall be entitled to receive an annual grant of an option to purchase shares of common stock of the Company. The initial grant shall be an option to purchase 75,000 shares and shall be granted in February 2016. Each February thereafter, any option grants shall be at the discretion of the Board of Directors. Each such grant shall be made pursuant to the Company’s 2012 Incentive Stock Option Plan, as such plan may be amended, or a subsequent stock option plan as may be adopted by the Company (the “Plan”). The option exercise price will be equal to the Fair Market Value of the Company’s common stock on the date of grant and shall be vest one third on the date of grant and one third on each of the first and second anniversary of the date of grant. The terms of each such grant of stock options shall be set forth in a separate Stock Option Agreement between the Company and the Executive and shall be pursuant to the Plan.

C.    Additional Benefits. The Executive will be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which any senior members of the management team are eligible under any existing or future plan or program established by the Company for which the senior members of the management team are eligible. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. Such plans and programs will include group hospitalization, health, or other insurance for Executive and his immediate family. Such plans and programs may also include tax qualified pension (401(k)) plans, and sick leave plans. The Executive will be entitled to an annual four week paid vacation to be taken at times chosen by Executive.

5.    Business Expenses. The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement.

6.    Death or Disability. In the event Executive’s employment is terminated as a result of death or disability of the Executive during the Period of Employment, the Company’s obligation to make payments under this Agreement shall cease as of the date of death or disability, except for the Executive’s earned but unpaid Base Salary which will be paid on a prorated basis for that year. For purposes of this Agreement, disability shall mean the disability of Executive for longer than three (3) months which renders Executive unable to perform Executive’s duties under this Agreement with reasonable accommodation. The payment of earned but unpaid Base Salary due under this Section 6 will be made within thirty (30) days after Executive is terminated on account of death or disability.

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7.    Effect of Termination of Employment.

A.If the Executive’s employment terminates during the term of this Agreement due to a Without Cause Termination or due to a Constructive Discharge, as each is defined later in this Agreement, including termination after the election by the Company not to extend this Agreement as provided in Section 3.A, and if Executive signs a valid general release of all claims against the Company in a form provided by the Company (the “Release”), subject to Sections 17.B and 17.C, the Company will pay the Executive $25,000 a month (the “Severance Payment”) for 24 months from the date of termination (the “Severance Period”) paid in accordance with the Company’s customary payroll procedures, but no less frequently than monthly; provided, however, that if Executive accepts new employment (whether as an employee, contractor, consultant or otherwise) during the Severance Period, the obligation of the Company to make the Severance Payments shall terminate as of the date of the new employment. In addition, earned but unpaid Base Salary through the date of termination will be paid to the Executive in a lump sum at such time. Sections 8 through 10 shall survive expiration or termination of this Agreement.

B.Upon the termination of employment for any reason other than as expressly provided in Section 7.A above, including termination after the election by the Executive not to extend this Agreement as provided in Section 3.A, Executive will receive Base Salary prorated through the effective date of such termination, and earned but unpaid Base Salary through the date of termination will be paid in a lump sum at such time. Sections 8 through 10 shall survive expiration or termination of this Agreement. No other payments will be made or benefits provided by the Company. The payment made to Executive pursuant to this Section 7.B shall be made within sixty (60) day after termination of employment unless subject to Section 17.C.

C.    Upon termination of the Executive’s employment, the Period of Employment will cease as of the date of the termination.

D.    For this Agreement, the following terms have the following meanings:

1.    “Termination for Cause” means termination of the Executive’s employment by the Company’s Board of Directors acting in good faith by written notice to the Executive specifying the event relied upon for such termination which must be based on, (i) a willful refusal by Executive to follow a lawful order of the Board of Directors, subject, however, to Executive’s right to receive written notice of the order not followed by Executive and the opportunity to promptly follow the order; (ii) Executive’s willful engagement in conduct materially injurious to the business interests of the Company or any of its subsidiaries and affiliates (as determined by the Board of Directors in its reasonable judgment); (iii) Executive’s conviction (including a guilty plea or a plea of no contest) of theft, embezzlement, fraud, misappropriation, illegal use or possession of drugs or alcohol, or of any crime that discredits Company or is detrimental to the reputation or goodwill of Company as determined in good faith by Company; (iv) Executive’s commission of any act of fraud or dishonesty by Executive, or commission of an immoral or unethical act that reflects negatively on Company as determined in good faith by Company; or (v) Executive’s material breach of his duties, responsibilities and obligations under this Agreement (except due to Executive’s incapacity as a result of physical or mental illness) that has not been corrected or remedied within

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60 days after Executive’s receipt of written notice from the Board specifying such breach; provided, however, (A) such cure period may be extended if Executive is working diligently to cure such breach and reasonably needs an extension to effect such cure, and (B) no such cure period will be provided if, in the Board of Directors’ reasonable judgment, such breach cannot be sufficiently corrected or remedied so as to avoid any material detriment to the Company.

2.    “Without Cause Termination” means termination of the Executive's employment by the Company (a) other than due to death, disability or Termination for Cause or (b) upon expiration of the Period of Employment as a result of the giving of notice by the Company of its intent not to extend the Period of Employment as provided in Section 3.A.

3.    “Constructive Discharge” means termination of the Executive’s employment by the Executive due to a material breach by the Company of this Agreement. Executive shall communicate any purported termination by Executive for Constructive Discharge by a written Notice of Termination for Constructive Discharge to the Company as provided herein. For the purposes of this Agreement, a Notice of Termination for Constructive Discharge shall mean a notice by Executive within sixty (60) days after the initial existence of the material breach by the Company specifying the existence of a material breach by the Company hereunder. Upon receipt of that notice, the Company shall have a period of sixty (60) days to remedy the condition or conditions specified in the Notice of Termination for Constructive Discharge; provided, however, such cure period may be extended by the Company for up to sixty (60) days by notice to Executive prior to the end of the initial sixty (60) day period if the Company is working diligently to cure such breach and reasonably needs an extension to affect such cure. The Notice of Termination for Constructive Discharge must specify a date of termination of not more than sixty (60) days after the last day of the Company’s cure period (including any extension thereof). If the Company remedies the condition within the cure period (including any extension thereof), the Notice of Termination for Constructive Discharge shall become ineffective and the Company shall have no obligations under this Agreement as a result of it.

8.	Other Duties of The Executive During and After The Period of Employment

A.    The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.

B.    The Executive recognizes and acknowledges that all confidential information pertaining to the affairs, business, clients, customers or other relationships of the Company, as hereinafter defined, is a unique and valuable asset of the Company. Access to and knowledge of this information is essential to the performance of the Executive’s duties under this Agreement. The Executive will not, during the Period of Employment or after except to the extent reasonably necessary in performance of the duties under this Agreement, give to any person, firm, association, corporation or governmental agency any confidential information concerning the affairs, business,

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clients, customers or other relationships of the Company except as required by law. The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. All records, memoranda, etc. relating to the business of the Company whether made by the Executive or otherwise coming into his possession are confidential and will remain the property of the Company.

C.    During the Period of Employment and for a twenty-four (24) month period thereafter, (i) the Executive will not use his status with the Company to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company and (ii) the Executive will not make any statements or perform any acts intended to advance the interest of any existing or prospective competitors of the Company in any way that will injure the interest of the Company. During the Period of Employment and for a twenty-four (24) month period following termination of the Period of Employment for any reason: (i) the Executive, without prior express written approval by the Board of Directors of the Company, will not directly or indirectly own or hold any proprietary interest in or be employed by or receive compensation from any party engaged in the same or any similar business in the same geographic areas the Company does business; and (ii) the Executive, without express prior written approval from the Company, will not solicit any members of the then current clients of the Company or discuss with any employee of the Company information or operation of any business intended to compete with the Company. For the purposes of the Agreement, proprietary interest means legal or equitable ownership, whether through stock holdings or otherwise, of a debt or equity interest (including options, warrants, rights and convertible interests) in a business firm or entity, or ownership of more than 5% of any class of equity interest in a publicly-held company. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope. For a twenty-four (24) month period after termination of the Period of Employment for any reason, the Executive will not directly or indirectly hire any employee of the Company or solicit or encourage any such employee to leave the employ of the Company.

D.    The Executive acknowledges that his breach or threatened or attempted breach of any provision of Section 8 would cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of Section 8 without being required to prove damages or furnish any bond or other security.

E.    If the period of time or other restrictions specified in this Section should be adjudged unreasonable at any proceeding, then the period of time or such other restrictions shall be reduced by the elimination or reduction of such portion thereof so that such restrictions may be enforced in a manner adjudged to be reasonable.

9.    Indemnification, Litigation. The Company will indemnify the Executive to the fullest extent permitted by the laws of the state of incorporation in effect at that time, or certificate of incorporation and by-laws of the Company whichever affords the greater protection to the Executive.

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10.    Withholding Taxes. The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

11.    Effective Prior Agreements. This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior employment or severance agreements between the Company and its affiliates, and the Executive.

12.    Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another entity which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or sale of assets, the term “the Company” as used will mean the other entity and this Agreement shall continue in full force and effect.

13.    Modification. This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

14.    Governing Law. This Agreement has been executed and delivered in the State of Tennessee and its validity, interpretation, performance and enforcement shall be governed by the laws of that state applicable to contracts between residents of that State and executed in and to be performed in that State, without regard to the conflicts of law principles thereof. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in Rutherford County, Tennessee, for the adjudication of any dispute hereunder or in connection herewith and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

15.    Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or if delivered by hand, overnight delivery service or confirmed facsimile transmission, to the following:

(a) If to the Company, at 222 Robert Rose Drive, Murfreesboro, Tennessee 37129, or at such other address as may have been furnished to the Executive by the Company in writing;

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or (b) If to the Executive, at 3615 Saratoga Drive, Nashville, Tennessee 37205, or such other address as may have been furnished to the Company by the Executive in writing.

16.    Binding Agreement. This Agreement shall be binding on the parties' successors, heirs and assigns.

17.    Section 409A Savings Clause.

A.Application of Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with or otherwise be exempt from Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be either exempt from or in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

B.Timing of Payments. Notwithstanding the applicable provisions of this Agreement regarding the timing of payments, any payment due hereunder which is contingent upon receipt of the Release described in Section 7.A shall be made, if at all, in accordance with this Section 17.B, and only if Executive has delivered to the Company a properly executed Release for which all legally mandated revocation rights of the Executive have expired prior to the lapse of sixty (60) days following the Termination Date. If Section 17.C is not applicable to the payments, such payments shall begin within sixty (60) days following the Termination Date; provided, however, that if the sixty (60) day period for payment specified in this Section begins in one taxable year of Executive and ends in a second taxable year of Executive, the payments will begin in the second taxable year. Further, provided, that if Section 17.C is applicable, the payment shall begin on the day following the expiration the Delay Period as provided in Section 17.C. If the Company does not receive a properly executed Release, for which all rights of revocation have lapsed, prior to the sixtieth (60th) day following the Termination Date, the Executive shall forfeit all rights to any payments under Section 7.A of this Agreement.

C.Delayed Payments. (i) Notwithstanding any other payment schedule provided herein to the contrary, if, and only if, Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then the terms of this Section 17.C shall apply as required by Code Section 409A. Any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service” shall be made on the date which is the earlier of (y) the expiration of the six (6) month period measured from the date of such “separation from service” of Executive or (z) the date of Executive’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to the immediately preceding sentence (whether they otherwise would have been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum by the Company, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

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(ii)    To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs otherwise would have been paid by the Company or to the extent that such benefits otherwise would have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

D.    Separation from Service. For purposes of this Agreement, the phrase “termination of employment” or any similar term or phrase shall mean Executive’s “Separation from Service” as defined by the default provisions of Treas. Reg. § 1.409A-1(h).

E.    Other Code Section 409A Provisions. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Code Section 409A. For purposes of Code Section 409A, (i) the Executive may not, directly or indirectly, designate the calendar year of any payment; (ii) no acceleration of the time and form of payment of any nonqualified deferred compensation to the Executive or any portion thereof, shall be permitted; and (iii) notwithstanding any other provision herein to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement may constitute nonqualified deferred compensation (within the meaning of Code Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive; (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

NATIONAL HEALTH INVESTORS, INC.
a Maryland corporation

By:    /s/ Robert T. Webb____________________
Title:     Chairman of Compensation Committee ____

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EXECUTIVE:

__/s/ D. Eric Mendelsohn___________________
D. Eric Mendelsohn

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